EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Midwest Energy Emissions Corp.:

We hereby consent to the inclusion in this Registration Statement on Form S-1 of our report dated April 5, 2021, on our audit of the consolidated financial statements of Midwest Energy Emissions Corp. and its subsidiary (the “Company”) as of December 31, 2020, and for the year then ended, which includes an emphasis of matter paragraph regarding the Company’s ability to continue as a going concern. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Rotenberg Meril Solomon Bertiger & Guttilla, P.C.

Saddle Brook, New Jersey

November 10, 2021